EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact:	Thomas A. Young, Jr.
July 3, 2003		Paul M. Harbolick, Jr.
(703) 814-7200

Alliance Bankshares Completes $10 Million Trust Preferred Offering

Chantilly, Va., — (NASDAQ: ABVA) Thomas A. Young, Jr., President and Chief Executive Officer of Alliance Bankshares Corporation announced today the issuance of $10 million of Trust Preferred Securities.

Thomas A. Young, Jr., President and Chief Executive Officer of the Company stated, “We are pleased to have this additional capital at a cost we consider to be extremely favorable compared to the cost of issuing new common stock. This new capital will enable us to continue our growth strategy. The strategy is well-illustrated by the recent opening by our banking subsidiary, Alliance Bank, of its fourth office located in Ballston.”

The Trust Preferred Securities have a floating rate priced at the 3 month LIBOR plus 3.15%. They mature in 30 years and are classified as long-term subordinated debt securities, which qualify as capital for regulatory banking purposes with certain limitations. The Company anticipates that a portion of the proceeds will qualify for Tier 1 regulatory capital for both the Company and its wholly-owned subsidiary bank, Alliance Bank Corporation.

Alliance Bankshares Corporation is a locally managed community banking organization based in Northern Virginia. The independent status of the organization allows the bank’s management to create implement and maintain banking services with a level of flexibility, creativity and discretion that is not possible with larger institutions.

Some of the matters discussed herein may include forward-looking statements. These forward-looking statements may include statements regarding profitability and financial and other goals. These statements are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and cautionary language in the Company’s most recent report on Form 10-KSB and other documents filed with the Securities and Exchange Commission.

More information on Alliance Bankshares Corporation can be found online at
www.alliancebankva.com, or by phoning an Alliance office.
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